EXHIBIT 99.1

NEWS

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IMMEDIATE RELEASE

FORD EARNS 2003 NET INCOME OF $495 MILLION, OR
27 CENTS PER SHARE

•	Full-year net income of $495 million, or 27 cents per share.

•	Full-year income from continuing operations, excluding special items, more than doubled to $1.14 per share compared with a year ago, exceeding the company’s full-year guidance of $1.05 — $1.10 per share.

•	Achieved pre-tax profitability in the automotive sector, excluding special items.

•	Posted full-year record Ford Credit pre-tax profit of $3.0 billion.

•	Fourth-quarter income from continuing operations of 31 cents per share, excluding special items, up 20 cents per share from a year ago.

•	Significant fourth-quarter improvements in operating results for Premier Automotive Group, South America, Ford Europe and Asia Pacific.

DEARBORN, Mich., Jan. 22 — Ford Motor Company [NYSE: F] today reported full-year 2003 net income of $495 million, or 27 cents per share. This compares with a net loss of $980 million, or 55 cents per share, for full-year 2002.

Excluding special items, Ford’s full-year earnings per share from continuing operations were $1.14. This result exceeded the full-year guidance of $1.05 to $1.10 per share and the comparable year-ago result of 56 cents per share.

“We have dramatically improved our profitability, beaten Wall Street’s expectations for eight consecutive quarters, and moved closer to achieving our mid-decade goals,” said Chairman and Chief Executive Officer Bill Ford. “As this month’s North American International Auto Show demonstrated, we have the right products and strategy to achieve our 2004 milestones.”

The following table reconciles the impact of special items, changes in accounting principle and discontinued operations for fourth-quarter and full-year earnings.

	2003

	Fourth Quarter	Full Year
	EPS	EPS

Income from Continuing Operations Excluding Special Items	$0.31	$1.14

Special Items
Europe Restructuring	$(0.14)	$(0.16)
Visteon Agreement	(0.47)	(0.47)
Non-Core Businesses	0.02	0.02
Dilution Effect of Special Items	(0.07)	(0.03)

Income from Continuing Operations	$(0.35)	$0.50

Cumulative Effect of Change in Accounting Principle	0	(0.14)
Discontinued Operations	(0.08)	(0.09)

Net Income	$(0.43)	$0.27

Including special items, Ford’s 2003 pre-tax profit totaled $1.4 billion, an increase from $951 million in 2002. Ford’s 2003 pre-tax profit, excluding special items, increased to $3.4 billion from $1.9 billion in 2002. Following are 2003 special items, presented on a pre-tax basis:

	Third Quarter	Fourth Quarter	Full Year

	(Mils.)	(Mils.)	(Mils.)

Europe Restructuring	$(56)	$(457)	$(513)
Visteon Agreement	—	(1,597)	(1,597)
Non-Core Businesses	—	49	49

Total Special Items	$(56)	$(2,005)	$(2,061)

Total sales and revenue for full-year 2003 was $164.2 billion, up from $162.3 billion a year ago. Vehicle unit sales were 6,720,000, down slightly from 6,973,000 in 2002.

Ford’s 2003 accomplishments included:

•	Better-than-breakeven worldwide automotive profits.*

•	Cost reductions of $3.2 billion.**

•	Successful vehicle launches, including the Ford Focus C-MAX in Europe; Jaguar XJ and Volvo S40 worldwide; and the Ford F-150, Ford Freestar and Mercury Monterey in North America.

•	A year-over-year increase in North America per unit revenue of $724, on a comparable basis.

•	A record pre-tax profit of $3.0 billion at Ford Credit.

•	Strong automotive cash position with $25.9 billion of cash, marketable and loaned securities and short-term VEBA.

•	Agreements with the United Auto Workers and Visteon Corp.

•	Ford Division’s 17th consecutive year as the best-selling vehicle brand in America.

•	More than 20 awards honoring the all-new F-150, including Truck of the Year awards from the North American Auto Writers, Motor Trend and Texas Auto Writers Association.

* Pre-tax profits, excluding special items.
** At constant volume, mix and exchange; excluding special items.

Looking ahead, Ford Motor Company will introduce 40 new products worldwide in 2004. Key introductions include Ford Freestyle, Five Hundred and Mustang; Mercury Montego; Jaguar S-TYPE; Aston Martin DB9 coupe; Volvo V50; and the world’s first, no-compromise, full hybrid, the Ford Escape Hybrid.

FOURTH QUARTER
 Ford reported a net loss of $793 million, or 43 cents per share, for the fourth quarter of 2003. This compares with a net loss of $130 million, or 7 cents per share, for the fourth quarter of 2002.

In the fourth quarter, Ford earned 31 cents per share from continuing operations, excluding special items, up from a comparable year-ago result of 11 cents per share.

Total sales and revenue in the fourth quarter was $46 billion, up from $41.5 billion a year ago. Worldwide vehicle unit sales rose in the fourth quarter to 1,880,000 from 1,789,000 a year ago.

AUTOMOTIVE SECTOR
 The following is a discussion of fourth-quarter and full-year pre-tax results by our automotive operations excluding special items. Reconciliation to pre-tax U.S. GAAP results follows at the end of this document.

For the full year, Ford’s worldwide automotive sector earned a pre-tax profit of $104 million in 2003, a $357 million improvement from a loss of $253 million a year ago.

For the fourth quarter, Ford’s worldwide automotive operations reported a pre-tax loss of $4 million, a $236 million improvement from a year-ago loss of $240 million.

Automotive revenue for full-year 2003 was $138.4 billion, up three percent from $134.3 billion a year ago. Automotive revenue for the fourth quarter was $39.8 billion, up from $34.6 billion a year ago.

Automotive gross cash at Dec. 31, 2003 totaled $25.9 billion of cash, marketable and loaned securities and short-term VEBA.

THE AMERICAS
 The Americas, which includes the company’s automotive operations in North and South America, reported a 2003 pre-tax profit of $1.6 billion, down $236 million from 2002.

For the fourth quarter, the Americas reported a pre-tax profit of $193 million, compared with a pre-tax profit of $417 million in 2002.

North America: Ford’s North America operations posted a full-year 2003 pre-tax profit of $1.8 billion, compared with $2.5 billion last year. The decline was primarily due to the absence of an increase in dealer stocks in 2002, unfavorable net pricing, lower market share and unfavorable exchange rates, partially offset by cost savings and favorable mix. Full-year revenue totaled $83.6 billion, down from $87.1 billion a year ago.

The North America automotive pre-tax profit for the fourth quarter was $197 million, down from $513 million a year ago. The decrease primarily reflected higher costs related to the introduction of new vehicles, higher pension and healthcare expenses, and unfavorable exchange rates, partially offset by cost reductions in other areas, improved mix and favorable net pricing. Revenue increased to $22.8 billion from $21.2 billion in the year-ago period.

South America: Ford’s South America operations reported a 2003 pre-tax loss of $130 million, a $492 million improvement from 2002. The improvement reflected the non-recurrence of currency devaluations in 2002, favorable mix, higher market share, improved net pricing and lower costs. Revenue was $1.9 billion, up $328 million from 2002.

For the fourth quarter, South America’s automotive pre-tax loss totaled $4 million, a $92 million improvement from 2002. The improvement primarily reflected lower costs, favorable mix, higher market share and improved net pricing. Revenue increased to $623 million, compared to $335 million in the 2002 fourth quarter.

INTERNATIONAL AUTOMOTIVE
 International automotive operations reported a full-year pre-tax loss of $905 million, a $575 million improvement from a 2002 loss of $1,480 million.

For the fourth quarter, International Automotive pre-tax profit totaled $172 million, an improvement of $624 million from a year-ago loss of $452 million.

Europe: Ford Europe’s automotive operations reported a pre-tax loss of $1.1 billion for 2003, compared with a loss of $549 million a year ago. The decline primarily reflected unfavorable net pricing, adverse mix, unfavorable exchange rates, and a reduction in dealer stocks, partially offset by cost reductions. Full-year revenue totaled $22.2 billion, up from $18.9 billion a year ago.

For the fourth quarter, Ford Europe reported a pre-tax profit of $60 million, an improvement of $77 million from a loss of $17 million a year ago. The improvement primarily reflected lower costs, improved results at Otosan, a joint venture in Turkey, and higher dealer stocks. These were offset by lower pricing, lower market share and unfavorable exchange. Fourth quarter revenue totaled $7.4 billion, an improvement of $1.8 billion over the year-ago period.

Ford Asia Pacific: Ford’s Asia Pacific automotive operations posted a loss of $25 million, an improvement of $151 million from a loss of $176 million in 2002. The improvement primarily reflected favorable exchange rates, improved net pricing, higher industry volumes in the region and improved market share. Revenue increased to $5.8 billion from $4.4 billion in 2002.

Asia Pacific’s fourth-quarter pre-tax profit totaled $26 million, a $61 million improvement from a loss of $35 million in the year-ago period. The increase in profitability is primarily explained by favorable exchange rates and lower costs, partially offset by unfavorable net pricing. Revenue increased to $1.5 billion, compared with $1.3 billion in the 2002 fourth quarter.

Premier Automotive Group: PAG reported a pre-tax profit of $164 million for 2003, compared with a loss of $740 million last year. The improvement of $904 million primarily reflected cost reductions and improved mix, partially offset by unfavorable exchange rates. Revenue increased to $24.9 billion from $21.3 billion a year ago.

PAG’s fourth-quarter pre-tax profit totaled $108 million, a $496 million improvement from a year-earlier loss of $388 million. The improvement primarily reflected cost efficiencies and favorable volume and mix, partially offset by unfavorable exchange rates. Revenue increased to $7.5 billion from $6 billion in the year-ago period.

FORD CREDIT
 Ford Motor Credit Company reported record net income of $1.8 billion in 2003, up $583 million from earnings of $1.2 billion a year earlier. On a pre-tax basis, Ford Credit earned $3.0 billion in 2003 compared with $2.0 billion in 2002. The increase in earnings primarily reflected a lower provision for credit losses and the favorable market valuation of derivative instruments and associated exposures, partially offset by the impact of lower average net receivables.

In the fourth quarter of 2003, Ford Credit’s net income was $470 million, up $116 million from $354 million in the same period a year earlier. On a pre-tax basis, Ford Credit earned $839 million in the fourth quarter of 2003 compared with $594 million in 2002. The increase in earnings primarily reflected a lower provision for credit losses, the favorable market valuation of derivative instruments and associated exposures, offset partially by lower sales of receivables.

HERTZ
 Hertz reported a full-year 2003 pre-tax profit of $228 million, up from $200 million in 2002. Hertz earned $44 million in the 2003 fourth quarter, up from a year-ago pre-tax profit of $27 million. The year-over-year improvements reflected strong cost performance and improved leisure demand, partially offset by lower pricing.

OUTLOOK
“Through sound execution of our plans, we have cut costs, introduced a variety of new products, significantly improved our international operations and improved overall quality,” said Chief Financial Officer Don Leclair. “This gives us increasing confidence in our ability to achieve the bottom-line goals we’ve set for 2004.”

Based on operational metrics that include continued quality improvements, regional market-share stability or gains, and continued cost reductions, the company expects full-year 2004 earnings per share of $1.20 to $1.30 from continuing operations, excluding special items. This outlook assumes 2004 industry sales of 17 million vehicles in the U.S. and 16.9 million vehicles in Europe.

Ford’s first-quarter earnings guidance is a range of 40 to 45 cents per share, based on income from continuing operations, excluding special items.

Investors and media can hear a review of the company’s full-year and fourth-quarter results by Don Leclair via conference call at 800-299-7098 (617-801-9715 for international dial-in) or on the Internet at http://www.shareholder.ford.com. The passcode for the conference call is the verbal response of “Ford Earnings Call.” Supporting presentation material will be available at the same Internet address. The presentation will begin at 9:00 a.m. EST, Jan. 22.

Ford Motor Company, headquartered in Dearborn, Mich., is the world’s second largest automaker, with approximately 335,000 employees in 200 markets on six continents. Its automotive brands include Aston Martin, Ford, Jaguar, Land Rover, Lincoln, Mazda, Mercury and Volvo. Its automotive-related services include Ford Credit, Quality Care and Hertz. Ford Motor Company celebrated its 100th anniversary on June 16, 2003.

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Statements included herein may constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	greater price competition in the U.S. and Europe resulting from currency fluctuations, industry overcapacity or other factors;

•	a significant decline in industry sales, particularly in the U.S. or Europe, resulting from slowing economic growth, geo-political events or other factors;

•	lower-than-anticipated market acceptance of new or existing products;

•	work stoppages at key Ford or supplier facilities or other interruptions of supplies;

•	the discovery of defects in vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs;

•	increased safety, emissions, fuel economy or other regulation resulting in higher costs and/or sales restrictions;

•	unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise;

•	worse-than-assumed economic and demographic experience for our post-retirement benefit plans (e.g., investment returns, interest rates, health care cost trends, benefit improvements);

•	currency or commodity price fluctuations;

•	a market shift from truck sales in the U.S.;

•	economic difficulties in South America or Asia;

•	reduced availability of or higher prices for fuel;

•	labor or other constraints on our ability to restructure our business;

•	a change in our requirements under long-term supply arrangements under which we are obligated to purchase minimum quantities or pay minimum amounts;

•	a further credit rating downgrade;

•	inability to access debt or securitization markets around the world at competitive rates or in sufficient amounts;

•	higher-than-expected credit losses;

•	lower-than-anticipated residual values for leased vehicles;

•	increased price competition in the rental car industry and/or a general decline in business or leisure travel due to terrorist attacks, act of war or measures taken by governments in response thereto that negatively affect the travel industry; and

•	our inability to implement the Revitalization Plan.